EXHIBIT 99.1
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Press Release                                             FOR IMMEDIATE  RELEASE


                    UNITED-GUARDIAN DECLARES ANNUAL DIVIDEND


     Hauppauge, NY, December 19, 2006 - United-Guardian, Inc. (AMEX:UG) announced today that at its meeting on December 18th the company's Board of Directors declared a dividend of $.22 per share to stockholders of record as of December 27, 2006. The dividend will be paid on January 10th, 2007.

     Ken Globus, President of United-Guardian, stated, "Based on our strong sales for the fourth quarter and our expectation that sales and earnings for the year will be very close to last year's numbers, the Board of Directors has decided to maintain the dividend at the same level as last year. We continue to maintain more than adequate cash reserves to fund any capital expenditures that might be needed."

     It was also announced that Dr. Alfred R. Globus, the founder, C.E.O., and Chairman of the Board of the company, will be relinquishing his role as C.E.O. in order to focus his efforts on product development. He will continue as Chairman of the Board. His executive duties will now be assumed by Ken Globus, the President of the company, who in turn will be relinquishing his position as Chief Financial Officer. That position will now be assumed by Robert Rubinger, who is also the Secretary and Executive Vice President of the company.

     Mr. Globus commented that "Over the past few years Dr. Globus has been taking a less active role in the day to day operations of the company in order to focus more on his role as Director of Research. He will continue to play an active role in the expansion of our business and the development of new products."

     United-Guardian is a manufacturer of personal and health care products, pharmaceuticals, cosmetic bases, and specialty industrial products.

                                                 Contact: Robert S. Rubinger
                                                          Public Relations
                                                          (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.